Exhibit 10.2

                           AGREEMENT, RELEASE & WAIVER


      THIS AGREEMENT, RELEASE & WAIVER (the "Agreement") is made on this 7th day of August 2004, by and between Military Resale Group, Inc., a New York corporation (hereinafter "the Company") and Richard H. Tanenbaum (hereinafter "Director").

      1. Representations of Director.

            Director hereby acknowledges that:

            (a) I received a copy of this Agreement from the Company on the 7th day of August 2004.

            (b) The terms of this Agreement are a result of discussions and/or negotiations between me and/or my attorney, and the Company and/or its attorney.

            (c) The Company hereby advises me to consult legal counsel before entering into this Agreement.

            (d) I have thoroughly read and reviewed this entire Agreement, and I fully understand its meaning and effect.

            (e) I am not entitled to the Consideration for Release recited in Paragraph 4 of this Agreement except for the fact that I have signed this Agreement.

            (f) I have executed this Agreement voluntarily and without any threat, intimidation, coercion, force or other type of pressure by the Company or any other person.

            (g) I have not transferred or assigned any claim I may have against the Company, as described in Paragraph 2, to any other person or entity.

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      2. Release and Waiver by Director

      In exchange for the Consideration for Release given to Director by the Company, Director hereby fully, unequivocally, unconditionally and forever releases and discharges the Company from any and all claims, liabilities, demands and causes of action of any kind, whether statutory or common law, whether known or unknown, in contract, tort or otherwise, fixed or contingent, in law or in equity, in any way arising out of, concerning, or related to, directly or indirectly, Director's service as a Director of the Company and outside counsel, including, but not limited to, Director's separation from with the Board of Directors of the Company. Director further expressly waives any rights, which might have accrued prior to the date hereof against the Company pertaining to or arising from the relationship, including but not limited to his position as Director and outside counsel.. Further, Director agrees not to seek reemployment or reinstatement of employment in any capacity with the Company, including as a Director on the Board of Directors. Without limiting the generality of the foregoing, this release and waiver includes, but is not limited to, a release and waiver of claims arising under the Title VII of the Civil Rights Act of 1964 and all amendments thereto, the Age Discrimination in Employment Act, and all amendments thereto, the Americans with Disabilities Act, and all amendments thereto, the Family and Medical Leave Act, and all amendments thereto, and the Employee Retirement Income Security Act, and all amendments thereto, the Worker Adjustment Retraining Notification Act, and all amendments thereto, the Fair Credit Reporting Act and all amendments thereto, and any other constitutional, federal, state and local laws, or theories governing the employment relationship and all claims growing out of any legal restrictions on the rights to terminate its Directors.

      3. Compensation.

      Director acknowledges his voluntary resignation as both counsel to and from its Board of Directors, effective as of August 7, 2004.

      4. Consideration for Release.

      In consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company agrees that it shall pay Director for past services rendered in the amount of $111,953.84 as fees. Such payment for past services now due and payable shall be payable by the Company to Director in equal installments over the twenty-four (24) month period beginning on September 30, 2004 and shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit D, (the "Note") with the provisions in the Note incorporated by reference herein.

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company further agrees to issues, within 45 days following the execution of this Agreement, Four Hundred Thousand (400,000) two-year warrants at a $0.25 strike price, including provisions for the cashless exercise of such warrants, but subject to the reasonable usual and customary terms of any such plan or agreement pursuant to which such warrants have been authorized or issued in the past by the Company to others.


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

      In further consideration of the release and waiver set forth in Paragraph 2 of this Agreement, and in reliance on the Representation and Warranties set forth in Paragraph 8 below, the Company further agrees to issue, within 45 days following the execution of this Agreement, One-Million (1,000,000) two-year warrants at a $5.00 strike price, including provisions for the cashless exercise of such warrants, but subject to the reasonable usual and customary terms of any such plan or agreement pursuant to which such warrants have been authorized or issued in the past by the Company to others.

      It is specifically understood that the payment of the consideration under this section does not constitute an admission of any wrongdoing on the Company's part and is in addition to the compensation to which Director was entitled and for which he has been paid, as reflected in Paragraph 3.

      5. Mutual Confidentiality.

      Director and the Company hereby agree to keep the existence and terms of this Agreement confidential and to refrain from revealing any of its terms and conditions to anyone other than Director's spouse, or Director's or the Company's legal counsel, accountant, tax advisor, or as required by law, or as agreed in writing by the Company or the Director in connection with a legal process. Further, Director hereby agrees not to disclose Confidential or Proprietary Information of the Company and to refrain from disclosing to or sharing such information with others who might gain from such knowledge. For the purpose of this Agreement, Confidential and Proprietary Information shall mean any confidential, financial, marketing, business, technical, or other information, including specifically but not exclusively, information which Director prepared, caused to be prepared, or received in connection with his employment with the Company, such as merger or acquisition opportunities or prospects, trade, technical or technological secrets, customer or vendor lists, price lists, details of organization or business affairs; computer hardware configurations and software designs and programs, business plans, business strategies, software, software evaluations, trade secrets, personnel information, marketing methods and techniques, and any of the above-recited information as it relates to the Company, any subsidiaries, predecessors, successors or assigns. For purposes of this Agreement, "Confidential and Proprietary Information" specifically excludes information, which is generally known or becomes known in the industry (except when known based upon Director's breach of this Agreement). As Director and the Company agree and mutually acknowledge that any breach of this section would result in damage to the Company, and such damage would necessarily be of a type which is difficult to measure or quantify, Director and the Company hereby agree that for each event of a violation of this section of the Agreement the Company shall be entitled to recover liquidated damages in the amount of $12,500, including attorney's fees and costs, from Director.

      6. Non-Competition.

            (a) Director acknowledges that during his relationship with the Company he has enjoyed a position of trust and confidence that gave him complete access to Confidential and Proprietary Information, which has value to the Company.

            (b) Director acknowledges that his service as a Director of the Company means that he comes within the statutory exception contained in subsection 2(d) of C.R.S. ss.8-2-113, which allows for non-competition agreements between employers and Directors, managers, officers and professional staff. Being cognizant of his virtually unlimited access to Confidential and Proprietary Information, which is of value to the Company, Director also acknowledges that his subsequent employment by a competitor would be more likely than not to result in the inevitable disclosure of the trade secrets of the Company.


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

            (c) Director accordingly agrees that for a period of thirty-six (36) months beginning on August 7, 2004 Director shall not directly or indirectly engage in competition with the Company by taking any of the following actions:

                  (i) Owning, managing, operating, joining, controlling or providing services to (or participating in the ownership, management, operation or control of, other than as a holder of less than 5% of the shares of a public company), aiding or assisting any corporation, association, partnership, limited liability company, proprietorship or other business entity, regardless of form, that at any location in the United States engages in the business in which the Company is now engaged; or,

                  (ii) Serving as an employee, agent, consultant, officer, director, advisor, or creditor of any such business entity or enterprise described in (i) above.

            (d) Director accordingly agrees that for the term of this Agreement and for a period of thirty-six (36) months beginning on August 7, 2004 that Director shall not directly or indirectly engage in competition with the Company by taking any of the following actions:

      Inducing or attempting to induce any customer, supplier or business relation of the Company to cease doing business with the Company or in any other way interfering with the relationship between any customer, supplier or business relation and the Company.

            (e) Director acknowledges that the restrictions set forth above are reasonable and appropriate to protect the Confidential and Proprietary Information of value to the Company, which would be inevitably disclosed if he competed, directly or indirectly, as set forth above. If however, a court determines that any of the foregoing restrictions are unreasonable in duration, scope or area of restriction, then Director and the Company agree that the restrictions shall be applied only to the activities and territory, and only for the period of time, that the court determines reasonable in light of all then-existing circumstances.

      7. Non-Solicitation of Employees.

      The Director agrees that for the period of thirty-six (36) months following his separation from employment for any reason he shall not directly or indirectly solicit or recruit, or attempt to solicit or recruit, or hire, any employee of the Company who is employed by the Company or was employed by the Company at any time during the last year of the Director's employment with the Company.

      8. Representations and Warranties of Director


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

      The Company's SB-2 filed with the SEC within the past 60 days is to the best of Director's information, belief and knowledge, without independent verification or investigation, true and accurate and does not fail to include any material matter relevant thereto.

      9. Mutual Non-Disparagement

      The parties agree that neither shall make any disclosure, issue any public statements or otherwise cause to be disclosed any information which is designed, intended or might reasonably be anticipated to have a negative effect on the other party, or in the case of Employer, including but not limited to any of its respective directors, officers or employees. Except in such disclosures as may be required by law, neither the Company nor Director shall issue any printed announcement or press release concerning Director's departure without the other party's prior consent, which consent shall not be unreasonably withheld.

      10. Release and Waiver by the Company

      Except for acts or omissions by Director which constitute gross negligence, reckless and/or unlawful or illegal activity, the Company does hereby remise, release and forever discharge, and by these presents does for itself, and its successors, assigns, heirs, executors and administrators, remise, release and forever discharge Director of and from all manner of actions, causes of actions, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, executions, guaranties, claims and demands whatsoever, in law, in admiralty, in equity, existing or otherwise arising or threatened hereafter with regard to the Director's having served as an officer, director, employee or otherwise with the Company, and does hereby further agree to indemnify Director against any loss, liability, cost, expense (including reasonable attorneys fees) which Director may incur for any reason hereafter relating to or arising out of the foregoing. Notwithstanding anything herein to the contrary the foregoing shall not apply to any breach by Director of this Agreement or as to any misrepresentation by Director herein. The Company acknowledges that Director has disclosed the facts and circumstances concerning certain IRS claims against it and does hereby release Director accordingly.

      11. Severability

      If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions of this Agreement, which shall be fully severable and given full force and effect.


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

      13. Parties

      The parties agree that any reference to "Military Resale Group, Inc." or "the Company" in this Agreement shall also be a reference to Military Resale Group, Inc. including its officers, directors, shareholders, employees, agents, subsidiaries, affiliates, predecessors, successors and assigns, and that every reference to "Director" shall also be a reference to his heirs, personal or legal representatives, executors, successors and assigns.

      14. Mutual Covenant Not to Sue

      Director promises and covenant that he will not file any lawsuit against the Company based upon any claim covered under the foregoing release.Except for acts or omissions by Director which constitute gross negligence, reckless and/or unlawful or illegal activity, or breach of this Agreement, the Company promises and covenants that it will not file any lawsuit against the Director based upon any claim covered under the foregoing release

      15. Mutual Continued Cooperation

      Director agrees to make himself reasonably available to the Company and the Company agrees to make itself reasonably available to the Director to furnish full and truthful information concerning any events that took place during his employment, and to furnish full and truthful consultation concerning any potential or actual litigation relating to the Company or the Director. Should Director be contacted by any person concerning any pending or potential litigation relating to the Company, Director shall immediately notify the Company's Chief Director Officer in writing. Should Company be contacted by any person concerning any pending or potential litigation relating to Director, Company shall immediately notify the Director in writing. If Director's services are required in excess of 10 hours, then Director shall be paid by the Company at his normal and customary hourly rate for Director's continued service to the Company as requested by the Company. . 16. Choice of Law/Venue

      The parties agree that the laws of the state of Colorado shall govern this Agreement and any action to enforce this Agreement or the Note, subject when appropriate to the provisions of Paragraph 18 (Dispute Resolution Procedures), shall be brought in a court of competent jurisdiction in Colorado.

      17. Full Agreement

      The parties agree that this is the entire Agreement between Director and the Company and that neither party has relied on any representation or statement, written or oral, which is not set forth in this document. This Agreement supercedes all previous agreements entered into by and between the Company and Director, and any pre-existing or other agreements, if any, shall be terminated, deemed null and void.


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      18. Dispute Resolution Procedures

      In the event that the parties have any disputes related to this Agreement or the Note and are unable to agree, then either party may refer the dispute to binding arbitration, to be held in Colorado Springs, Colorado, pursuant to the rules of the American Arbitration Association.

Military Resale Group, Inc.

By: /s/Ethan Hokit
    -------------------
      Ethan Hokit
      President


Director:

/s/ Richard H. Tanenbaum
------------------------
Richard H. Tanenbaum

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